Exhibit 99.1
FOR FURTHER INFORMATION:

FOR INVESTORS:	FOR MEDIA:
Richard R. Sawyer	Tina M. Farrington
Chief Financial Officer	Executive Vice President
260-427-7150	260-427-7155
rick.sawyer@towerbank.net	tina.farrington@towerbank.net

TOWER FINANCIAL CORPORATION REPORTS FIRST QUARTER EARNINGS OF $783,000

FORT WAYNE, INDIANA – APRIL 28, 2011 –Tower Financial Corporation (NASDAQ: TOFC) reported net income of $783,000 or $0.16 per diluted share for the first quarter of 2011, compared with net income of $721,000, or $0.16 per diluted share, reported for the first quarter 2010.

Our first quarter highlights include:

•
Net interest margin of 3.83 percent for the first quarter, representing continued improvement from the 3.66 percent and 3.73 percent reported for the first quarter 2010 and fourth quarter 2010, respectively.

•
“Core” earnings grew to $2.5 million, compared to $2.3 million for the fourth quarter 2010 and first quarter 2010, respectively.  Core earnings are defined as income before taxes, loan loss provision, and unusual items not related to day to day operations (primarily securities sales and OREO (“other real estate owned”) related expenses).

•
Loans grew by $2.3 million for the quarter, represented our first quarterly growth in loans since the fourth quarter of 2008, while classified assets decreased by $4.1 million over the same time period.

•
Capital ratios continue to increase and remain well above the regulatory standards necessary to be considered “well-capitalized.” As of March 31, 2011, our leverage ratio was 10.6 percent and our Total Risked Based Capital ratio was 14.5 percent, compared to regulatory requirements of 5.0 percent and 10.0 percent, respectively.

•	Investment portfolio growth of $13.5 million, reflecting our continued shift to a more structured balance sheet. Investments now comprise 18.6 percent of total assets.

•	Received regulatory approval to build a new branch facility on Illinois Road in southwest Fort Wayne. Construction is expected to begin this summer with completion anticipated in early 2012.

“We remain encouraged by our ability to grow our core earnings and capital levels through the continued expansion of our net interest margin and responsible growth of our balance sheet. We remain committed to the continuing and steady decline in the level of classified assets, which is a significant indication of improved asset quality results in the future. Our measured progress is allowing us to position ourselves to take advantage of new business opportunities and lines of business in our geographic region as they begin to arise.” stated Mike Cahill, President and CEO.

Capital
The Company’s regulatory capital ratios continue to remain above the “well-capitalized” levels of 6 percent for Tier 1 capital and 10 percent for risked-based capital.  Tier 1 capital at March 31, 2011, increased to 13.3 percent, compared to 13.1 percent at December 31, 2010 and 11.1 percent at March 31, 2010.  Total risked-based capital at March 31, 2011, increased to 14.5 percent, compared to 14.3 percent at December 31, 2010 and 12.7 percent at March 31, 2010.  Leverage capital remained at 10.6 percent at March 31, 2011, more than double the regulatory requirement of 5 percent to be considered “well-capitalized”.

The following table shows the current capital position as of March 31, 2010 in both dollars and percentages, compared to the minimum amounts required per regulatory standards for “well-capitalized” institutions.

Minimum Dollar Requirements ($000's omitted)	Regulatory Minimum (Well-Capitalized)	Tower 3/31/11	Excess
Tier 1 Capital / Risk Assets	$31,836	$70,385	$38,549

Total Risk Based Capital / Risk Assets	$53,061	$77,083	$24,022

Tier 1 Capital / Average Assets (Leverage)	$33,228	$70,385	$37,157

Minimum Percentage Requirements	Regulatory Minimum (Well-Capitalized)	Tower 3/31/11
Tier 1 Capital / Risk Assets	6% or more	13.27%

Total Risk Based Capital / Risk Assets	10% or more	14.53%

Tier 1 Capital / Quarterly Average Assets	5% or more	10.59%

Asset Quality
Nonperforming assets plus delinquencies were $22.9 million, or 3.4 percent of total assets as of March 31, 2011. This compares with $27.8 million, or 4.2 percent of total assets at December 31, 2010.  Net charge-offs were $1.8 million for the first quarter 2011, or 1.49 percent of average loan outstandings for the quarter.  This compares to net charge-offs of $789,000, or 0.61 percent of average loans for the first quarter 2010 and $332,000, or 0.27 percent of average loans for the fourth quarter of 2010.  Loan loss provision through March 31, 2011 was $1.2 million compared to $1.3 million for the first quarter of 2010.

The current and historical breakdown of non-performing assets is as follows:

($000's omitted)	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09
Non-Accrual loans
Commercial	7,938	6,859	6,924	5,364	5,463	6,667
Acquisition & Development	3,438	3,566	1,855	2,028	5,486	4,627
Commercial Real Estate	710	1,671	790	1,905	1,905	1,030
Residential Real Estate	652	843	1,093	1,063	1,120	1,142
Total Non-accrual loans	12,738	12,939	10,662	10,360	13,974	13,466
Trouble-debt restructered (TDR)	2,119	7,502	1,761	1,862	1,997	1,915
OREO	4,741	4,284	3,843	6,477	4,443	4,634
Deliquencies greater than 90 days	2,873	2,688	3,281	2,213	3,223	561
Impaired Securities	402	422	437	489	440	479

Total Non-Performing Assets	22,873	27,835	19,984	21,401	24,077	21,055

Allowance for Loan Losses (ALLL)	11,908	12,489	12,016	12,718	12,150	11,598

ALLL / Non-accrual loans	93.5%	96.5%	112.7%	122.8%	86.9%	86.1%

Classified Assets	46,027	50,115	51,409	55,688	56,297	55,406

The troubled-debt restructured (“TDR”) category consists of one loan. This loan has a balance of approximately $2.1 million and is considered a TDR because the loan was modified to take additional collateral of approximately $900,000 in order to improve the structure and collectability of the loan.  As of March 31, 2011 this loan was current and paying according to the modified terms. Based on the new accounting rules this loan will go to “performing” status after six continuous months of keeping with the modified terms.  Two loans came off the non-performing TDR list during the quarter because they continue to keep current and perform according to the modified terms.

Delinquencies greater than 90 days have remained relatively flat from the fourth quarter 2010.  This category is comprised of five loan relationships.  As discussed in previous press releases, included in this category is an accruing $1.8 million loan that has matured. The Bank has elected not to renew the loan and is seeking collection via legal process.  The loan remains in accruing status because it is further supported by the unlimited guaranty of a third party whose guaranty is fully secured by a mortgage on a performing commercial real estate property that is unrelated to the borrower’s enterprise.  This loan is expected to remain technically nonperforming during the pendency of our legal collection efforts but ultimate collection from the guarantor is not currently in doubt.

Our non-accrual commercial and industrial loan category increased by $1.1 million during the first quarter.  Five new relationships totaling $3.2 million were added to this category, while one large relationship of $1.9 million was sold along with some other minor reductions totaling $200,000.  As of March 31, 2011, there were eighteen relationships within this category, with three relationships comprising 55 percent of the total.

Our non-accrual commercial real estate category decreased by $961,000 during the first quarter, the result of  one relationship totaling $961,000 moving to OREO after being foreclosed upon.  The category is currently comprised of a single relationship, which we anticipate being resolved during the second or third quarter of 2011.

Our non-accrual acquisition and development category decreased during the quarter from minor pay downs on the existing relationships within this category.  As of March 31, 2011, the category was comprised of four relationships, with one relationship making up 58 percent of the balance. A resolution to this large relationship is pending and is expected to close early in the second quarter of 2011.

Our non-accrual residential category decreased by $191,000 during the quarter.  This was the net result of one large loan being brought to resolution, along with the addition of two smaller loans to the category.  In total there are eight relationships that comprise this category..

Classified assets are comprised of substandard and non-accrual loans, along with impaired investments and OREO.  Classified assets reached their peak at the end of the second quarter of 2009 at $63.0 million.  We have made steady progress to reduce these assets by $17.0 million, or 26.9 percent.  As of March 31, 2011, classified assets comprised 58.1 percent of Tier 1 capital plus the Allowance for Loan Losses (“ALLL”).

The allowance for loan losses decreased $581,000 during the first quarter of 2011 and was 2.43 percent of total loans at March 31, 2011, a decrease from 2.56 percent at December 31, 2010 and an increase from 2.32 percent at March 31, 2010.  The allowance for loan losses has decreased by $581,000 from December 31, 2010, as a result of loan provision of $1.2 million, offset by $1.8 million of net charge-offs.

Balance Sheet
Company assets were $664.1 million at March 31, 2011, an increase of $4.2 million, or 0.6 percent from December 31, 2010.  While the increase in total assets was minimal, we utilized $13.8 million of excess cash to increase our long-term investments by $13.5 million, purchase $3.0 million in additional bank owned life insurance (“BOLI”), and increase loans by $2.3 million.  The net interest margin increased as a result of turning these non-earning assets into earning assets during the quarter.

Total loans at March 31, 2011 were $489.2 million, compared to $486.9 million at December 31, 2010.  The increase in loans came primarily from the Commercial and Industrial (C&I) and Commercial Real Estate categories, which grew by $2.0 and $2.6 million respectively.  Residential mortgage loans also grew by $1.6 million.  This growth was offset by a reduction in Home Equity and Consumer loan outstandings of $2.7 million and $1.1 million respectively.

Long term investments at March 31, 2010 were $123.6 million, an increase of $13.5 million from December 31, 2010.  Long-term investment now comprise 18.6 percent of total assets as we continue to expand our investment portfolio to enhance liquidity and yield opportunities in light of fewer lending opportunities in the local economy. This is a continued purposeful change in asset allocation driven by profitability and liquidity targets, current economic conditions, and capital management guidelines.

Total deposits at March 31, 2011 were $575.5 million compared to $576.4 million at December 31, 2010, a slight decrease of $831,000, or 0.2 percent. Core deposits decreased by $2.6 million, CD’s greater than $100,000 decreased by $3.1 million, and Brokered CD’s increased by $4.9 million.

Shareholders' equity was $54.4 million at March 31, 2011, an increase of 2.4 percent from the $53.1 million reported at December 31, 2010.  Affecting the increase in stockholders’ equity was net income of $783,000, $12,000 of additional paid in capital from the FAS123R (Do we need to make a different reference now because of codification?) accounting treatment for stock options, and an increase of $490,000 in unrealized gains, net of tax, on securities available for sale.  Current common shares outstanding are 4,827,843.

Operating Statement
Total revenue, consisting of net interest income and noninterest income, was $7.3 million for the first quarter 2011, a slight decrease of $55,000 from the fourth quarter 2010 and an increase of $129,000 from the first quarter 2010.  First quarter 2011 net interest income was $5.6 million an increase of $123,000, or 2.2 percent from the fourth quarter 2010 and an increase of $80,000, or 1.4 percent compared to the first quarter 2010.  The increase from the fourth quarter was attributable to an increase in our net interest margin.  The first quarter 2011 net interest margin of 3.83 percent represents an 10 basis point increase from the net interest margin of 3.73 percent posted for the fourth quarter 2010.  The increase in our margin came primarily from a reduction in cost of funds, which was 1.27 percent for the first quarter, compared to 1.44 percent for the fourth quarter 2010.  Cost of funds has decreased 39 basis points since the first quarter of 2010.  Yields on earning assets have remained relatively flat.

Non-interest income was $1.6 million for the first quarter 2011, which represented 22.6 percent of total revenue.  This is a decrease of 178,000 from the fourth quarter 2010 and an increase of $50,000 from the first quarter of 2010.  The decrease from the fourth quarter is primarily from a reduction in mortgage loan brokerage fees, which decreased by $73,000.  This is typical during the first quarter, as loan brokerage fees remained flat from the first quarter of 2010.  Gains of securities sales also decreased from the fourth quarter.  We recorded $175,000 of gains in the fourth quarter of 2010 compared to $59,000 during the first quarter of 2011.  We also recorded $125,000 of Other Than Temporary Impairment (“OTTI”) on two securities in our investment portfolio.  While this is comparable to the fourth quarter OTTI, our Trust Preferred Investment  is now written down to zero value, so we will have no OTTI in the future on this investment.  The Trust Preferred Investment comprised $110,000, or 88 percent, of our OTTI charge for the quarter.

Non-interest expenses were $5.1 million, a decrease of $252,000 from the fourth quarter 2010 and an increase of $188,000 from the first quarter of 2010.  $100,000 of the reduction from the fourth quarter came in our OREO category, while the remainder is primarily timing related.  Beginning in the second quarter of 2011, we estimate a reduction in our FDIC premiums of approximately $125,000 per quarter due to a reduction in the assessment rates that goes into effect on April 1, 2011.  The rates will decrease by 8 to 10 basis points. The estimated savings is based on our current deposit balances and will vary depending on growth or contraction in the portfolio.

ABOUT THE COMPANY
Headquartered in Fort Wayne, Indiana, Tower Financial Corporation is a financial services holding company with one subsidiary; Tower Bank & Trust Company, a community bank headquartered in Fort Wayne. Tower Bank provides a wide variety of financial services to businesses and consumers through its six full-service financial centers in Fort Wayne, and one in Warsaw, Indiana. Tower Bank has a wholly-owned subsidiary, Tower Trust Company, which is a state-chartered wealth services firm doing business as Tower Private Advisors. Tower Financial Corporation's common stock is listed on the NASDAQ Global Market under the symbol "TOFC." For further information, visit Tower's web site at www.towerbank.net

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation and the Bank.

These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may differ materially from what may be expressed or forecasted in the forward-looking statements. Future factors include changes in banking regulation; changes in governmental and regulatory policy or enforcement; changes in the national and local economy; changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in tax laws; changes in prices; the impact of technological advances; the outcomes of contingencies, trends in customer behavior and their ability to repay loans; changes in local real estate values; and other factors, including various risk factors identified and described in the Corporation’s Annual Report on Form 10-K, quarterly reports of Form 10-Q and in other periodic reports we file from time to time with the Securities and Exchange Commission. These reports are available on the Commission’s website at www.sec.gov, as well as on our website at www.towerbank.net
# # # #

Tower Financial Corporation
Consolidated Balance Sheets
At March 31, 2011 and December 31, 2010

	(unaudited) March 31 2011	December 31 2010
ASSETS
Cash and due from banks	$12,983,538	$24,717,935
Short-term investments and interest-earning deposits	1,658,736	4,309,006
Federal funds sold	2,221,872	1,648,441
Total cash and cash equivalents	16,864,146	30,675,382

Securities available for sale, at fair value	123,635,639	110,108,656
FHLBI and FRB stock	4,075,100	4,075,100
Loans Held for Sale	432,413	2,140,872

Loans	489,249,575	486,914,115
Allowance for loan losses	(11,907,795)	(12,489,400)
Net loans	477,341,780	474,424,715

Premises and equipment, net	8,237,010	8,329,718
Accrued interest receivable	2,486,910	2,391,953
Bank Owned Life Insurance	16,647,270	13,516,789
Other Real Estate Owned	4,740,592	4,284,263
Prepaid FDIC Insurance	2,377,570	2,864,527
Other assets	7,278,403	7,116,280

Total assets	$664,116,833	$659,928,255

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$87,598,846	$92,872,957
Interest-bearing	487,926,557	483,483,179
Total deposits	575,525,403	576,356,136

Fed Funds Purchased	100,000	-
Federal Home Loan Bank advances	11,500,000	7,500,000
Junior subordinated debt	17,527,000	17,527,000
Accrued interest payable	1,641,739	1,415,713
Other liabilities	3,409,668	4,000,654
Total liabilities	609,703,810	606,799,503

STOCKHOLDERS' EQUITY
Preferred stock, no par value, 4,000,000 shares authorized; 7,750 shares issued and outstanding	146,558	757,213
Common stock and paid-in-capital, no par value, 6,000,000 shares authorized; 4,892,843 and 4,789,023 shares issued at March 31, 2011 and December 31, 2010, respectively; and 4,824,843 and 4,724,023 shares outstanding at March 31, 2011 and December 31, 2010, respectively	44,362,537	43,740,155
Treasury stock, at cost, 65,000 shares at March 31, 2011 and December 31, 2010	(884,376)	(884,376)
Retained earnings	9,233,222	8,450,579
Accumulated other comprehensive income (loss), net of tax of $801,103 at March 31, 2011 and $548,730 at December 31, 2009	1,555,082	1,065,181
Total stockholders' equity	54,413,023	53,128,752

Total liabilities and stockholders' equity	$664,116,833	$659,928,255

Tower Financial Corporation
Consolidated Statements of Operations
For the three months ended March 31, 2011 and 2010
(unaudited)

	For the Three Months Ended March 31
	2011	2010
Interest income:
Loans, including fees	$6,288,964	$6,883,002
Securities - taxable	579,369	639,091
Securities - tax exempt	393,162	244,551
Other interest income	14,262	6,248
Total interest income	7,275,757	7,772,892
Interest expense:
Deposits	1,361,146	1,759,498
Fed Funds Purchased	189	-
FHLB advances	72,071	169,858
Trust preferred securities	199,353	280,226
Total interest expense	1,632,759	2,209,582

Net interest income	5,642,998	5,563,310
Provision for loan losses	1,220,000	1,340,000

Net interest income after provision for loan losses	4,422,998	4,223,310

Noninterest income:
Trust and brokerage fees	884,000	882,966
Service charges	290,850	290,386
Loan broker fees	108,388	114,049
Gain/(Loss) on sale of securities	58,669	840
Impairment on AFS securities	(124,999)	(10,590)
Other fees	430,305	320,043
Total noninterest income	1,647,213	1,597,694

Noninterest expense:
Salaries and benefits	2,559,082	2,387,076
Occupancy and equipment	619,606	629,278
Marketing	89,784	96,692
Data processing	309,305	308,912
Loan and professional costs	361,442	438,407
Office supplies and postage	48,947	63,189
Courier service	53,724	55,334
Business Development	90,619	79,008
Communication Expense	46,376	36,359
FDIC Insurance Premiums	506,848	502,205
OREO Expenses	191,920	55,797
Other expense	215,054	252,909
Total noninterest expense	5,092,707	4,905,166

Income/(loss) before income taxes/(benefit)	977,504	915,838
Income taxes expense/(benefit)	194,861	194,802

Net income/(loss)	$782,643	$721,036
Less: Preferred Stock Dividends	-	-
Net income/(loss) available to common shareholders	$782,643	$721,036

Basic earnings/(loss) per common share	$0.16	$0.18
Diluted earnings/(loss) per common share	$0.16	$0.16
Average common shares outstanding	4,754,892	4,090,432
Average common shares and dilutive potential common shares outstanding	4,852,759	4,394,419

Total Shares outstanding at end of period	4,827,843	4,090,432
Dividends declared per common share	$-	$-

Tower Financial Corporation
Consolidated Financial Highlights
(unaudited)

	Quarterly								Year-To-Date
($ in thousands except for share data)	1st Qtr 2011	4th Qtr 2010	3rd Qtr 2010	2nd Qtr 2010	1st Qtr 2010	4th Qtr 2009	3rd Qtr 2009	2nd Qtr 2009	2011	2010

EARNINGS
Net interest income	$5,644	5,521	5,580	5,597	5,563	5,381	5,077	4,822	5,644	22,261
Provision for loan loss	$1,220	805	1,500	1,100	1,340	1,230	1,995	6,550	1,220	4,745
NonInterest income	$1,647	1,825	2,657	1,734	1,598	1,490	1,210	1,599	1,647	7,814
NonInterest expense	$5,093	5,345	5,350	5,642	4,905	6,079	5,468	6,458	5,093	21,242
Net income/(loss)	$783	884	1,045	514	721	(1,202)	(721)	(4,095)	783	3,164
Basic earnings per share	$0.16	0.19	0.24	0.13	0.18	(0.29)	(0.18)	(1.00)	0.18	0.73
Diluted earnings per share	$0.16	0.18	0.22	0.12	0.17	(0.29)	(0.18)	(1.00)	0.17	0.69
Average shares outstanding	4,754,892	4,720,159	4,427,370	4,090,432	4,090,432	4,090,432	4,090,432	4,090,432	4,754,892	4,334,084
Average diluted shares outstanding	4,852,759	4,852,759	4,669,965	4,394,419	4,394,419	4,090,432	4,090,432	4,090,432	4,852,759	4,558,918

PERFORMANCE RATIOS
Return on average assets *	0.48%	0.53%	0.63%	0.31%	0.43%	-0.70%	-0.42%	-2.32%	0.48%	0.48%
Return on average common equity *	5.92%	6.56%	8.17%	4.26%	6.17%	-9.83%	-6.13%	-32.65%	5.92%	6.33%
Net interest margin (fully-tax equivalent) *	3.83%	3.72%	3.69%	3.72%	3.66%	3.47%	3.24%	3.02%	3.84%	3.70%

Efficiency ratio	69.85%	72.76%	64.95%	76.96%	68.50%	88.47%	86.97%	100.58%	69.85%	70.63%
Full-time equivalent employees	150.75	150.75	149.25	145.75	150.25	146.25	159.25	172.75	150.75	150.75

CAPITAL
Equity to assets	8.19%	8.05%	8.09%	7.44%	7.12%	6.90%	7.14%	6.70%	8.19%	8.05%
Regulatory leverage ratio	10.59%	10.55%	10.35%	9.50%	9.20%	9.05%	9.04%	8.56%	10.59%	10.55%
Tier 1 capital ratio	13.27%	13.10%	12.73%	11.62%	11.14%	10.90%	11.00%	10.38%	13.27%	13.10%
Total risk-based capital ratio	14.53%	14.30%	13.98%	13.11%	12.66%	12.46%	12.53%	11.96%	14.53%	14.30%
Book value per share	$11.11	11.09	11.15	11.53	11.30	11.04	11.87	11.24	11.11	11.09
Cash dividend per share	$0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000

ASSET QUALITY
Net charge-offs	$1,802	332	2,202	531	789	4,537	2,045	3,092	1,802	3,854
Net charge-offs to average loans *	1.49%	0.27%	1.74%	0.41%	0.61%	3.38%	1.49%	2.21%	1.49%	0.76%
Allowance for loan losses	$11,908	12,489	12,016	12,718	12,150	11,598	14,905	14,105	11,908	12,489
Allowance for loan losses to total loans	2.43%	2.56%	2.43%	2.50%	2.32%	2.20%	2.78%	2.53%	2.43%	2.56%
Other real estate owned (OREO)	$4,741	4,284	3,843	6,477	4,443	4,634	3,990	4,060	4,741	4,284
Non-accrual Loans	$12,738	12,939	10,768	10,360	13,974	13,466	20,219	19,016	4,741	4,284
90+ Day delinquencies	$2,873	2,688	3,175	2,213	3,223	561	1,477	2,509	12,738	12,939
Restructured Loans	$2,120	7,502	1,761	1,862	1,997	1,915	163	184	2,120	7,502
Total Nonperforming Loans	17,731	23,129	15,704	14,435	19,194	15,942	21,859	21,709	17,731	23,129
Impaired Securities (Market Value)	402	422	437	489	440	479	779	-	402	422
Total Nonperforming Assets	22,874	27,835	19,984	21,401	24,077	21,055	26,628	25,769	22,874	27,835
NPLs to Total loans	3.62%	4.75%	3.17%	2.83%	3.67%	3.02%	4.08%	3.89%	3.62%	4.75%
NPAs (w/o 90+) to Total assets	3.01%	3.81%	2.55%	2.91%	3.09%	3.01%	3.70%	3.39%	3.01%	3.81%
NPAs+90 to Total assets	3.44%	4.22%	3.03%	3.25%	3.57%	3.10%	3.92%	3.75%	3.44%	4.22%

END OF PERIOD BALANCES
Total assets	$664,117	659,928	660,141	658,327	674,152	680,159	679,394	686,307	664,117	659,928
Total earning assets	$621,273	609,196	613,286	611,996	626,197	629,904	633,742	651,946	621,273	609,196
Total loans	$489,250	486,914	494,818	509,656	523,437	527,333	536,074	557,530	489,250	486,914
Total deposits	$575,525	576,356	577,094	564,988	559,291	568,380	592,731	594,594	575,525	576,356
Stockholders' equity	$54,413	53,129	53,382	48,950	48,002	46,936	48,541	45,962	54,413	53,129

AVERAGE BALANCES
Total assets	$664,564	657,397	658,898	663,825	677,967	678,445	686,752	708,282	664,564	664,522
Total earning assets	$618,266	605,306	614,742	617,060	629,582	628,983	636,503	657,539	618,266	616,673
Total loans	$489,999	485,125	503,334	514,962	526,814	532,627	542,921	561,828	489,999	507,559
Total deposits	$577,654	574,072	561,966	569,759	564,238	581,018	597,792	612,649	577,654	567,509
Stockholders' equity	$53,662	53,438	50,744	48,404	47,421	48,507	46,678	50,303	53,662	50,002

* annualized for quarterly data